Exhibit 99.1

PRESS RELEASE
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2016 THIRD QUARTER FINANCIAL RESULTS

New Contract Sales of the Company’s Recently Introduced “All Access Pass” Intellectual Property Licenses Increase 64% Over Second Quarter
Cash Flows From Operating Activities Increase 42% to $21.9 Million for the First Three Quarters of Fiscal 2016
Company Purchases 135,724 Shares of Common Stock During the Third Quarter Bringing Total Purchases of Common Stock in Fiscal 2016 to 2,107,556 Shares

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2016 third quarter ended May 28, 2016.

Fiscal 2016 Third Quarter Financial Results

▪
All Access Pass Sales:  During late January 2016 the Company introduced the All Access Pass (AAP) intellectual property license.  The AAP allows the Company’s clients to obtain a license to access and use a broad range of the Company’s intellectual property in their training and personnel development programs for a specified period—typically one year.  Clients may use complete training curriculums or individual concepts from the Company’s available content to create custom training solutions to fit their needs.  After testing the concept on a very limited basis in the first quarter and early second quarter, the Company introduced the AAP program in all of its U.S./Canada sales offices in late January.  During the third quarter of fiscal 2016, the Company recognized $3.0 million of new AAP contract sales compared with $1.8 million of AAP sales in the second quarter of fiscal 2016.  Based on applicable accounting standards, the Company deferred $2.0 million of AAP sales during the third quarter, which will be recognized over the remaining contractual periods.  Including the recognition of previously deferred AAP sales, the Company recognized $3.4 million of AAP revenues during the quarter ended May 28, 2016.  While the Company is currently optimistic about the future of the AAP and believes that it will provide additional revenues in future periods from new sales and from recognition of amounts previously deferred, the transition to this business model has impacted fiscal 2016 reporting periods as the Company defers a portion of revenues that under previous contracts (such as for facilitator sales) were fully recognized as the transaction was completed.  Accordingly, sales performance during the transition period may be impacted by the deferral of a portion of AAP contract revenues.

▪
Revenue:  Consolidated revenue for the third quarter was $44.7 million compared with $48.3 million in the third quarter of fiscal 2015.  Increased Education practice sales combined with increased licensee royalty and increased AAP revenues were insufficient to offset the impact of the non-renewal of a large government contract which had $2.1 million of revenue in the third quarter of fiscal 2015 ($0.9 million of operating income), decreased sales in our direct office channel, and decreased Sales Performance and Customer Loyalty practice revenues.

▪
Gross profit:  Third quarter gross profit was $29.6 million compared with $30.3 million in the third quarter of fiscal 2015.  The Company’s gross margin for the quarter ended May 28, 2016 improved to 66.1% of sales compared with 62.8% in the third quarter of the prior year.  The improvement in gross margin was primarily due to a change in the mix of sales which resulted in increased intellectual property sales, including increased sales of the All Access Pass, increased international licensee royalties, and increased Education practice subscription revenues.
▪
Operating Income (Loss):  The Company reported a loss from operations of $1.3 million compared with $1.4 million of income in the third quarter of fiscal 2015.  The decrease was primarily due to a $3.2 million increase in selling, general, and administrative expenses.  Increased selling, general, and administrative expenses were primarily due to increased bad debt expense resulting from an $0.8 million write off of a large Education practice contract, increased promotional and travel costs related to marketing events and promotion of the All Access Pass, additional sales and sales-related personnel, and increased non-cash share-based compensation expense.

▪
Net Income (Loss):  Third quarter fiscal 2016 net loss was $1.1 million compared with net income totaling $1.2 million in the third quarter of fiscal 2015, reflecting the above-noted factors.  Foreign exchange had an insignificant impact on the Company’s operations during the third quarter of fiscal 2016.

▪	Earnings (Loss) Per Share: The Company reported a loss per share for the quarter ended May 28, 2016 of $(.07) compared with diluted EPS of $.07 per share in the third quarter of fiscal 2015.
▪
Adjusted EBITDA:  Adjusted EBITDA for the third quarter was $1.8 million compared with $4.9 million in the third quarter of fiscal 2015, reflecting the transition of the business model in the domestic regions to the AAP model, which includes deferral of a portion of contracted sales and higher expenses to market and promote the new offering; the non-renewal of a large government contract; and increased bad debt expense related to the write off of an Education practice contract.

▪
Cash Flow and Balance Sheet Highlights:  The Company’s cash flows, liquidity, and balance sheet continue to remain strong.  Cash provided by operating activities through May 28, 2016 increased $6.5 million, or 42%, to $21.9 million compared with $15.4 million in the first three quarters of the prior year.  After the purchase of over 2.1 million shares of its common stock for $37.4 million during fiscal 2016, the Company had $8.9 million of cash and recently obtained a $15.0 million term loan to finance the purchase of common shares as part of the renewal of its existing credit facility.

▪
Adjusted EBITDA Outlook:  Given the accelerating growth of AAP revenues and the corresponding deferral of a portion of those revenues in the fourth quarter, the Company has expanded its previously-announced annual guidance range for Adjusted EBITDA to between $31 million to $36 million, excluding the impact of changes in foreign exchange during the year.

Bob Whitman, Chairman and Chief Executive Officer, commented, “While we were disappointed about the non-repeat of a large government services contract and the unexpected write off of a large Education practice receivable and their impact on the quarter, we were otherwise excited and confident about the direction of the business as we see the growth opportunities associated with the All Access Pass.  The shift to the All Access Pass creates a significant change to our business model, especially in our domestic regional sales offices.  Since the All Access Pass requires the delivery of content over a contracted period, we are required to defer a portion of All Access Pass revenues rather than recognize all of the contract value at once.  Although the deferral reduces recognized revenues during the transition period, we believe that the recognition of deferred revenues combined with sales of new All Access Pass contracts will provide growth in future periods.”

Mr. Whitman concluded, “We believe there are three ways in which the All Access Pass will change our business model in the future.  First, we expect that the lifetime value of our existing customers will increase through larger average sales, better gross margins, and hopefully higher repeating revenues.  Second, we believe that the All Access Pass provides a clearer path for expanding our influence and reach within our clients’ organizations.  Finally, we believe that following the transition to the All Access Pass business model, the substantial deferred revenue associated with these contracts will accelerate growth and help to smooth revenue and earnings between our quarterly reporting periods.  We believe these changes will continue to deliver strong cash flows and the opportunity for value creation for our shareholders.”

Fiscal 2016 Year-To-Date Financial Results

Consolidated revenue for the first three quarters of fiscal 2016 was $135.2 million compared with $142.5 million in the first three quarters of the prior year.  The decrease from the prior year was primarily due to the combined impact of the following factors: (1) the non-repeat during the first three quarters of fiscal 2016 of $6.5 million in revenue ($3.8 million of operating income) from a federal government agency contract which has not yet been open for renewal in fiscal 2016; (2) the transition to the AAP business model and the corresponding deferral of a portion of AAP revenues; and (3) a $1.5 million reduction in revenue due to the year-over-year impact of changes in foreign exchange rates.  Partially offsetting these decreases, was a 28%, or $4.9 million, increase in Education practice revenues.  Consolidated gross profit was $89.5 million compared with $91.5 million in the first three quarters of fiscal 2015.  Gross margin for the first three quarters increased to 66.2% compared with 64.2% in the prior year on the strength of increased intellectual property license sales, decreased onsite presentations, increased Education practice subscription revenues, and increased international licensee royalties.

Operating income for the first three quarters of fiscal 2016 was reduced by a $1.5 million charge to increase the NinetyFive 5, LLC acquisition earn out liability, $1.3 million of increased non-cash share-based compensation expense, $1.2 million of adverse foreign exchange, and $0.8 million related to the write off of a large Education practice contract.  The Company’s net loss was also impacted by these factors and totaled $0.7 million, or ($.05) per share, compared with net income of $3.4 million, or $.20 per diluted share, in the first three quarters of fiscal 2015.

Adjusted EBITDA for the three quarters ended May 28, 2016 was $10.7 million compared with $14.6 million in the first three quarters of fiscal 2016.  Compared with fiscal 2015, the Company’s Adjusted EBITDA for the first three quarters of fiscal 2016 was primarily impacted by the non-renewal of a large government contract ($3.8 million) and by the adverse impact of foreign exchange rates, which totaled $1.2 million.  Excluding these factors, the Company’s Adjusted EBITDA grew by $1.1 million compared with the prior year.

Earnings Conference Call

On Thursday, June 30, 2016, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 28, 2016.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 42796146.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/6pxqjayk/lan/en.  A replay will be available from June 30 (7:30 pm ET) through July 7, 2016 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 42796146#.  The webcast will remain accessible through July 7, 2016 on the Investor Relations area of the Company’s web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2016; expected sales of All Access Pass services; other anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 28,	May 30,	May 28,	May 30,
	2016	2015	2016	2015

Net sales	$44,738	$48,306	$135,224	$142,497

Cost of sales	15,176	17,984	45,736	50,955
Gross profit	29,562	30,322	89,488	91,542

Selling, general, and administrative	29,095	25,934	83,521	78,475
Restructuring costs	-	-	376	-
Impairment of assets	-	1,082	-	1,082
Depreciation	1,003	980	2,809	2,984
Amortization	722	912	2,541	2,818
Income (loss) from operations	(1,258)	1,414	241	6,183

Interest expense, net	(483)	(428)	(1,416)	(1,283)
Discount on related party receivable	-	(233)	-	(364)
Income (loss) before income taxes	(1,741)	753	(1,175)	4,536

Income tax benefit (provision)	689	438	465	(1,089)
Net income (loss)	$(1,052)	$1,191	$(710)	$3,447

Net income (loss) per common share:
Basic and diluted	$(0.07)	$0.07	$(0.05)	$0.20

Weighted average common shares:
Basic	14,259	16,739	15,259	16,839
Diluted	14,259	16,900	15,259	17,026

Other data:
Adjusted EBITDA(1)	$1,794	$4,864	$10,675	$14,590

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 28,	May 30,	May 28,	May 30,
	2016	2015	2016	2015
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(1,052)	$1,191	$(710)	$3,447
Adjustments:
Interest expense, net	483	428	1,416	1,283
Discount on related party receivable	-	233	-	364
Income tax provision (benefit)	(689)	(438)	(465)	1,089
Amortization	722	912	2,541	2,818
Depreciation	1,003	980	2,809	2,984
Share-based compensation	1,048	592	2,922	1,602
Restructuring costs	-	-	376	-
Impairment of assets	-	1,082	-	1,082
Increase (reduction) to contingent earnout liability	88	(51)	1,456	(79)
Other expense (income)	191	(65)	330	-

Adjusted EBITDA	$1,794	$4,864	$10,675	$14,590

Adjusted EBITDA margin	4.0%	10.1%	7.9%	10.2%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 28,	May 30,	May 28,	May 30,
	2016	2015	2016	2015
Sales Detail by Division:
Direct offices	$ 23,892	$ 26,307	$ 72,119	$ 77,387
Strategic markets	6,906	9,337	21,636	28,153
Education practice	7,397	6,091	22,151	17,249
International licensees	4,472	4,027	13,093	12,845
Corporate and other	2,071	2,544	6,225	6,863

Total	$ 44,738	$ 48,306	$ 135,224	$ 142,497

Sales Detail by Category:
Training and consulting services	$ 42,275	$ 45,373	$ 127,746	$ 134,392
Products	1,340	1,710	4,125	4,846
Leasing	1,123	1,223	3,353	3,259

	44,738	48,306	135,224	142,497
Cost of Goods Sold by Category:
Training and consulting services	13,928	16,712	41,782	47,067
Products	621	778	2,081	2,311
Leasing	627	494	1,873	1,577
	15,176	17,984	45,736	50,955
Gross Profit	$ 29,562	$ 30,322	$ 89,488	$ 91,542

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 28,	August 31,
	2016	2015
Assets
Current assets:
Cash	$8,863	$16,234
Accounts receivable, less allowance for
doubtful accounts of $1,415 and $1,333	46,473	65,182
Receivable from related party	2,044	2,425
Inventories	4,633	3,949
Income taxes receivable	2,572	-
Deferred income taxes	2,540	2,479
Prepaid expenses and other current assets	6,034	5,156
Total current assets	73,159	95,425

Property and equipment, net	15,389	15,499
Intangible assets, net	50,915	53,449
Goodwill	19,903	19,903
Long-term receivable from related party	1,189	1,562
Other assets	13,172	14,807
	$173,727	$200,645

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,613	$1,473
Current portion of term note payable	3,750	-
Accounts payable	8,210	8,306
Income taxes payable	-	221
Accrued liabilities	24,089	29,634
Total current liabilities	37,662	39,634

Term note payable, less current portion	11,250	-
Financing obligation, less current portion	23,379	24,605
Other liabilities	3,144	3,802
Deferred income tax liabilities	7,078	7,098
Total liabilities	82,513	75,139

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	211,081	208,635
Retained earnings	68,902	69,612
Accumulated other comprehensive income	639	192
Treasury stock at cost, 12,951 and 10,909 shares	(190,761)	(154,286)
Total shareholders' equity	91,214	125,506
	$173,727	$200,645